EXHIBIT 10.20

SUBLEASE—BUSINESS PREMISES

        WHEREAS, T.D. AND ASSOCIATES is the leasee of certain premises located at 18281 Lemon drive, Yorba Linda Ca. 92886; and, WHEREAS, GEO PETROLEUM, INC. is desirous of subleasing a certain portion of the premises and obtaining secretarial, phone and storage services from T.D. and Associates;

        IT IS UNDERSTOOD AND AGREED THAT;

1.  That T.D. and Associates will provide the following services;

        A.  All office space and furniture necessary for Geo Petroleum to conduct its corporate and day to day office business;

        B.  Total access to the T.D. and Associates telephone system and no charges for any monthly services or actual usage, payment for said telephone service being part of the standard monthly fee.

        C.  Full secretarial and phone answering services.

2.  That Geo Petroleum shall pay the sum of $5,000 per month for the services and space provided, payable in advance on the first day of each month commencing 1/1/00.

3.  That the sublease has been approved by the landlord.

4.  That the tenancy shall be for month to month, cancellation or termination of tenancy subject to thirty days written notice, by either party.

5.  This sublease is in the form of providing executive suite service and T.D. and Associates will be responsible for maintaining fire, theft, liability and related coverage on the building, along with all phone, utility and taxes due on the building or incurred by tenant or sub tenant in line with the use of the premises.

GEO PETROLEUM, INC.
Dated: 1/1/00	By:	/s/ Dennis Timpe

Dennis Timpe, President

T.D. AND ASSOCIATES
Dated: 1/1/00	By:	/s/ Lori Timpe-Long

Lori Timpe-Long, Secretary—Treasurer